Exhibit 99.1

Imperial Holdings Issues an Additional $25 Million of Senior Secured Notes to Indaba Capital

Company has deployed $37.8 Million in Life Settlement Investments since the third quarter; Adds $141.8 Million in Face Value

Boca Raton, FL, January 22, 2015 – Imperial Holdings, Inc. (NYSE: IFT) (“Imperial”), a specialty finance company with a focus on providing liquidity solutions to owners of illiquid financial assets, announced that on January 21, 2015 it sold an additional $25 million in senior secured notes to an affiliate of Indaba Capital Management, L.P. (“Indaba”), one of Imperial’s largest shareholders.

On November 10, 2014, Imperial issued, and Indaba purchased, an initial $25 million in senior secured notes. The Company agreed to issue, and Indaba agreed to purchase, a second tranche of the senior secured notes upon Imperial’s investment of $25 million in life settlement investments. The Company has successfully invested $25 million in life settlement investments since signing the original agreement and continues to actively deploy capital. Since the third quarter 2014 and through January 21, 2015, the Company has deployed a total of $37.8 million for the purchase of life settlement assets, resulting in an additional aggregate death benefit of $141.8 million in face value added to the Company’s portfolio. The Company’s cash balance as of the close of business January 21, 2015 was $54.0 million, inclusive of this second notes issuance.

Antony Mitchell, CEO of Imperial, commented “The pipeline of accretive life settlement investment opportunities remains robust. We continue to grow our life settlements portfolio through both attractive individual policy and portfolio acquisitions. These acquisitions bring enhanced diversity to our portfolio yielding a lower average life expectancy while improving expected cash flows.”

About Imperial Holdings, Inc.

Imperial is a leading specialty finance company that provides customized liquidity solutions to owners of illiquid financial assets. More information about Imperial can be found at www.imperial.com.

Safe Harbor Statement

This press release may contain certain “forward-looking statements” relating to the business of Imperial Holdings, Inc. and its subsidiary companies. All statements, other than statements of historical fact included herein are “forward-looking statements.” These forward-looking statements are often identified by the use of forward-looking terminology such as “believes,” “expects” or similar expressions, and involve known and unknown risks and uncertainties. Although Imperial believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Other than as required under the securities laws, Imperial does not assume a duty to update these forward-looking statements.

Contact:

David Sasso

Imperial Holdings, Inc.

Director- Investor Relations

561.995.4300

IR@imperial.com

www.imperial.com

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